525 W. Monroe Street Chicago, IL 60661-3693 312.902.5200 tel 312.902.1061 fax.

June 2, 2010

Cleveland BioLabs, Inc. 73 High Street Buffalo, New York 14203

Re:  Cleveland BioLabs, Inc.
Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cleveland BioLabs, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), relating to the registration of (i) an indeterminate number of shares (the "Company Shares") of the Company’s common stock, $0.005 par value per share (the "Common Stock"), having a maximum aggregate offering price of $90,000,000 (the “Maximum Offering Amount”), that may be offered and sold from time to time by the Company; and (ii) 632,654 shares of the Company’s Common Stock issuable upon the exercise of outstanding warrants (the "Selling Stockholder Shares ") that may be offered and sold from time to time by the selling stockholders identified in the Registration Statement.  The Selling Stockholder Shares consist of 462,654 shares of Common Stock underlying Series C Warrants (the "Series C Warrants"), and 170,000 shares of Common Stock underlying warrants issued to designees of the underwriters in the Company's initial public offering (the "$8.70 Warrants"), subject in each case to adjustment in the event of stock splits, stock dividends or similar events.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Series C Warrants; (iv) the $8.70 Warrants; (v) the Certificate of Incorporation of the Company, as presently in effect; (vi) the By-Laws of the Company, as presently in effect; and (vii) records of proceedings and actions of the Company's Board of Directors relating to the issuance and sale of the Company Shares and Selling Stockholder Shares.

In connection with this opinion, we have assumed (i) the legal capacity of all natural persons; (ii) the accuracy and completeness of all documents and records that we have reviewed; (iii) the genuineness of all signatures and due authority of the parties signing such documents; (iv) the authenticity of the documents submitted to us as originals; (v) the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies; (vi) that no more than 27,607,362 Company Shares (representing the quotient of the Maximum Offering Amount divided by $3.26, the closing price of the Common Stock on the Nasdaq Capital Market on May 27, 2010) will be issued and sold by the Company pursuant to the Registration Statement; and (vii) that, at the time of each issuance of Company Shares, the Company will have sufficient authorized but unissued and otherwise unreserved shares of Common Stock under its Certificate of Incorporation to permit such issuance and sale of Company Shares.  In making our examination of documents executed or to be executed by parties (other than the Company), we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.  In connection with the opinions set forth below, we have assumed that the Company will receive the amount of consideration contemplated by the Series C Warrants and the $8.70 Warrants.

Based upon and subject to the foregoing, it is our opinion that:

1.  When (i) the Company has taken all necessary action to authorize and approve the issuance of Company Shares, the terms of the offering thereof and related matters; and (ii) such Company Shares have been issued and delivered against payment therefor in accordance with the terms of an applicable definitive purchase, underwriting or similar agreement, then such Company Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.  The Selling Stockholder Shares reserved for issuance upon exercise of the Series C Warrants and $8.70 Warrants, when so issued upon such exercise in accordance with the terms and provisions of the Series C Warrants and the $8.70 Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such law, and we do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an expert within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP